Exhibit 10.7

UNITED TECHNOLOGIES CORPORATION EXECUTIVE LEADERSHIP GROUP PROGRAM

The following summary of UTC’s Executive Leadership Group (“ELG”) program has been restated to reflect reductions to change in control related termination benefits implemented effective June 10, 2009 for new ELG members. As of that date the Senior Executive Severance Plan was closed to new participants. That program provided a change in control severance benefit equal to 2.99 times base salary and bonus, plus certain other benefits including a gross up for excise taxes under IRC Sec. 280G. The standard ELG severance benefit will now apply in the event of termination following a change in control. The ELG severance benefit equals 2.5 times base salary and does not include an excise tax gross up.

The company’s most senior executives participate in the Executive Leadership Program. Members of the Executive Leadership Group (“ELG members” or “Executives”) receive certain supplemental benefits including a perquisite allowance equal to 5% of base salary, reimbursements for annual executive physicals, disability income protection, life insurance and separation benefits in certain circumstances. Disability, life insurance and separation benefits are described below. ELG members incur obligations related to the protection of the company’s intellectual resources and post employment covenants related to the protection of company information and solicitation of company employees.

Disability Benefit

In the event of the Executive’s absence from work due to illness or injury and the cessation of any sick leave benefits available, he/she will receive 100% of base salary for up to one year. This amount will decrease by 5% each year until it reaches 80% of base salary – payable for the remainder of the disability. However, this benefit is not payable beyond the executive’s recovery date, retirement date or age 65, whichever is first. The total amounts paid under this plan will be offset by any other company-provided disability insurance benefit or the benefits provided under any government-sponsored programs.

Income Protection Program

In the event of the death of an Executive before retirement, a benefit is payable to the beneficiary equal to three times the Executive’s current salary (at the time of death) projected to age 62, assuming annual increases of 6% in base salary. Once age 62 is reached, the benefit will be frozen at three times the base salary in effect on the July 1 following the Executive’s 62nd birthday for the remainder of the Executive’s employment. The level of coverage will be reviewed every three years to ensure the accuracy of the projections on which the benefit is based. This benefit is payable in addition to any group life insurance in which the Executive is now or may be enrolled in the future.

If the Executive is age 55 or older, and has completed five years of participation in this plan, he/she will vest in the program. For vested participants who leave the company, the post-retirement death benefit provided will equal two times his/her base salary at age 62, or two times base salary at time of separation if that should occur before age 62.

Severance Protection

The ELG severance program provides the Executive and his/her family with financial assistance if his/her employment with the company should terminate under circumstances that constitute a mutually agreeable separation or following a change in control of the company, as discussed below. If eligible, a severance benefit equal to 2.5 times the Executive’s base salary will be paid at time of separation, subject to any applicable restrictions under Section 409A of the Internal Revenue Code.

Separation benefits are payable if a mutually agreeable separation occurs before age 62. Executives who became ELG members before June 7, 2005 are eligible to receive the ELG severance benefit after age 62 but do not receive the RSU Retention Award as described below. No benefits are provided in the event of termination for cause. Separation benefits will not be provided to Executives who voluntarily resign before normal retirement age, if separation occurs due to death or permanent and total disability, if the executive receives benefits under the Senior Executive Severance Plan (the “SESP”) or under certain other limited circumstances. In the event of a change in control, resignations for good reason (i.e. a materially adverse compensation or job related change) will qualify for severance benefits.

A mutually agreeable separation includes separations resulting from the sale or elimination of an operating unit, management realignment, a change in business conditions or priorities or other circumstances that affect the Executive’s role within the company. Separation benefits will not be paid unless the Executive enters into the standard separation agreement with post-termination covenants including agreements not to bring suit against or compete with the company; to refrain from recruiting company employees and to protect proprietary and sensitive information.

Effective June 10, 2009, the Board of Directors closed the Senior Executive Severance Plan (the “SESP”) to new participants. Executives who join the ELG after that date will receive the standard ELG severance benefit in lieu of benefits provided under the SESP in the event of a change in control. An ELG member will receive the standard ELG 2.5 times base salary severance benefit plus one year health care plan continuation if involuntarily terminated or upon resignation for good reason, in either case within two years following a change in control. No tax gross ups will be provided. Post change in control benefits will be paid without regard to the mutually agreeable termination requirement otherwise applicable to non-change in control terminations. Executives who entered into SESP agreements prior to June 10, 2009 remain eligible for post change in control severance benefits in accordance with the terms of those agreements.

ELG members receive a restricted share unit retention award (an “RSU Retention Award”) upon their appointment to the ELG. The RSU Retention Award replaces standard ELG separation benefits in the case of retirement on or after age 62 with at least three years of ELG service. RSU Retention Awards are not provided to Executives who became ELG members prior to June 7, 2005 (i.e. the date the ELG severance program was modified to eliminate benefits after age 62). Those ELG members remain eligible for standard ELG separation benefits after age 62. Under the revised program, ELG members will forfeit their RSU Retention Award if they terminate employment with the company for any reason prior to age 62. However, all ELG members, including those with RSU Retention Awards, retain their eligibility for the standard ELG separation benefits in the event of termination prior to age 62, subject to and in accordance with the terms of the program. Upon vesting in an RSU Retention Award, an ELG member will be subject to the same covenants and restrictions as provided for in the ELG separation agreement.

The RSU Retention Award will consist of RSUs equal in value to two times base salary as of the date of appointment to the ELG. RSU Retention Awards will be credited with dividend equivalents. Following retirement, the Award will be settled in shares of Common Stock.